Exhibit 99.1

FOR IMMEDIATE RELEASE

BROWN-FORMAN REPORTS EXCELLENT FIRST HALF PERFORMANCE;
 EXPECTS STRONG UNDERLYING RESULTS TO CONTINUE IN SECOND HALF

Louisville, KY, December 8, 2011 – Today Brown-Forman Corporation (NYSE:BFA, BFB) reported strong results for its fiscal 2012 second quarter and first half ended October 31, 2011. Net sales for the quarter on a reported basis were $1.0 billion, up 12%, and diluted earnings per share grew 4% to $1.09.  For the first six months of the fiscal year, net sales increased 12% to $1.9 billion, and diluted earnings were up 5% to $1.90 per share. Excluding the net effect of the Hopland based wine business1, diluted earnings per share were up 8% for the quarter and 11% for the first half. Reported operating income rose 5% to $246 million for the fiscal 2012 second quarter and increased 6% to $432 million for the first six months.

 First half reported net sales benefitted from underlying2 growth and higher estimated net distributor inventory levels, the latter of which was attributable to several factors, including advanced buying ahead of anticipated price increases in several markets, the timing of promotional activities, and pipeline fill associated with product innovations. The company expects distributor inventories will rebalance in the second half of the fiscal year, reducing the growth rate in reported net sales. However, the company anticipates underlying net sales growth for the full fiscal year in the high single digits.

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1 The Hopland based wine business was sold in April, 2011, and  remain agency brands until December 31, 2011. The net negative effect of this business on second quarter growth was $0.04 per diluted share and $0.09 for the first half.

2  Underlying change represents the percentage increase or decrease in reported financial results in accordance with generally accepted accounting principles (GAAP) in the United States, adjusted for certain items.  A reconciliation from reported to underlying net sales, gross profit, advertising expense, SG&A, and operating income (non-GAAP measures) increases or decreases for the first six months of fiscal 2012, and the reasons why management believes these adjustments to be useful to the reader, are included in Schedule A and its notes.

Importantly, underlying trends continued to accelerate in the quarter as shown in the table below:

	Growth in Underlying		Growth in Reported
	Net Sales	Operating Income	Net Sales	Operating Income
Fiscal 2012 YTD	9%	8%	12%	6%
2nd Quarter	10%	9%	12%	5%
1st Quarter	7%	7%	13%	8%
Fiscal 2011 YTD	4%	6%	6%	20%

Brown-Forman’s Chief Executive Officer, Paul Varga stated, “We delivered an excellent quarter and strong first half as we accelerated our growth in underlying net sales and operating income versus fiscal 2011.  Performance was led by the Jack Daniel’s trademark, which grew volumes globally at a double-digit rate, and drove the company’s widespread geographic growth.  This performance was aided by compelling portfolio innovation, particularly in the Jack Daniel’s Family, growth in our super-premium brands, and continued international growth of the brand portfolio. Each of these is an important contributing element to our long-term growth strategy.” Varga continued, “While we expect the strengthening of the U.S. dollar to dampen our reported earnings, we anticipate the continuation of our strong underlying results for the remainder of our fiscal year.”

Brown-Forman’s growth in underlying net sales for the first half of the year was anchored by solid performance gains in the U.S. and stronger growth outside the U.S., in both developed and emerging markets, most notably Germany, Mexico, Russia, the U.K., Turkey, France, Brazil, Australia and Canada. These gains more than offset soft performance in a few markets, such as Spain and Poland.  In addition, the company continued its rollout of various brand and marketing innovations, including Southern Comfort Fiery Pepper, a great tasting combination of two Louisiana icons, Southern Comfort and Tabasco® sauce, and a new Finlandia bottle design dubbed ‘melting ice’.  The Jack Daniel’s Family grew net sales double-digits on a constant currency basis for the six-month period, reflecting the introduction of the innovative Jack Daniel’s Tennessee Honey product in the U.S., accelerating global growth for

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Jack Daniel’s Tennessee Whiskey, and the continued international expansion of Gentleman Jack, Jack Daniel’s Single Barrel, and Jack Daniel’s ready-to-drink brands. In addition, the company’s super-premium brands continued to grow at impressive rates, led by Woodford Reserve, Herradura, and Sonoma-Cutrer.

According to Varga, “Brand and marketing innovation and the flexibility and responsiveness of our team continued to be preeminent drivers of sustainable growth in a very competitive global marketplace.”

For the first half of the fiscal year, growth in gross profit was driven largely by volume gains. Gross margin declined modestly, reflecting increases in input costs and excise taxes. In addition, gross margin was impacted by lower margins derived from the Hopland-based wine brands that were sold last fiscal year, but remain as agency brands through December. Growth in operating expenses3 for the fiscal first half, in part, was driven by a planned increase in advertising expenses to support several brand innovation launches, and SG&A increases associated with inflation on salary and related expenses, and route-to-consumer changes made in several markets last year. Our expectations for the second half of the year are for underlying operating expenses to moderate as growth in brand innovation spending subsides. The company believes that underlying operating income will grow in line with current rates for the full fiscal year.

On November 30, 2011, the company’s share repurchase program expired. During the course of the program, the company repurchased a combined total of 3.4 million Class A and Class B shares for $234 million, at an average price of $69.39 per share. In addition to its share repurchases during the quarter, Brown-Forman declared on November 17, 2011, a regular quarterly cash dividend of $0.35 per share on Class A and Class B common stock, a 9.4% increase over the prior dividend.  This is the 28th consecutive year Brown-Forman has increased its dividends per share.

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3 Advertising expenses plus selling, general, and administrative expenses

Varga noted, “Brown-Forman continues to have strong cash flows and an excellent balance sheet to support long-term strategic initiatives and compelling global brand opportunities to create long-term value for our shareholders.”

Full-Year Outlook Update

Brown-Forman expects the strong underlying results achieved in the first half of the fiscal year to continue in the second half, but anticipates reported results to be adversely affected by the stronger U.S. dollar.  As a result, the company has adjusted its full-year earnings outlook to a range of $3.45 to $3.70 per diluted share.

Brown-Forman will host a conference call to discuss the results at 10:00 a.m. (EST) this morning.  All interested parties in the U.S. are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call.  International callers should dial 706-679-3410 and ask for the Brown-Forman call.  No password is required.  The company suggests that participants dial in approximately ten minutes in advance of the 10:00 a.m. start of the conference call.

A live audio broadcast of the conference call will also be available via
Brown-Forman’s Internet Web site, www.brown-forman.com, through a link to "Investor Relations."   For those unable to participate in the live call, a replay will be available by calling 855-859-2056 (U.S.) or 404-537-3406 (international).  The identification code is 26091775.  A digital audio recording of the conference call will also be available on the Web site approximately one hour after the conclusion of the conference call.  The replay will be available for at least 30 days following the conference call.

For 140 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Southern Comfort, Finlandia, Jack Daniel’s & Cola, Canadian Mist, Korbel, Gentleman Jack, el Jimador, Herradura, Sonoma-Cutrer, Chambord, New Mix, Tuaca, and Woodford Reserve.  Brown-Forman’s brands are supported by nearly 3,900 employees and sold in approximately 135 countries worldwide.  For more information about the company, please visit http://www.brown-forman.com/.

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Important Information on Forward-Looking Statements:

This report contains statements, estimates, and projections that are "forward-looking statements" as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “plan,” “potential,” “project,” “pursue,” “see,” “will,” “will continue,” and similar words identify forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  By their nature, forward-looking statements involve risks, uncertainties and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and other factors include, but are not limited to:

•
declining or depressed global or regional economic conditions; political, financial, or credit or capital market instability; supplier, customer or consumer credit or other financial problems; bank failures or governmental debt defaults

•	failure to develop or implement effective business and brand strategies and innovations, including route-to-consumer, and marketing and promotional activity
•	unfavorable trade or consumer reaction to our new products, product line extensions, or changes in formulation, packaging or pricing
•	inventory fluctuations in our products by distributors, wholesalers, or retailers
•
competitors’ pricing actions (including price reductions, promotions, discounting, couponing or free goods), marketing, category expansion, product introductions, entry or expansion in our geographic markets, or other competitive activities

•
declines in consumer confidence or spending, whether related to the economy (such as austerity measures, tax increases, high fuel costs, or higher unemployment), wars, natural or other disasters, weather, pandemics, security concerns, terrorist attacks or other factors

•
changes in tax rates (including excise, sales, VAT, tariffs, duties, corporate, individual income, dividends, capital gains) or in related reserves, changes in tax rules (e.g., LIFO, foreign income deferral, U.S. manufacturing and other deductions) or accounting standards, or other restrictions affecting beverage alcohol, and the unpredictability and suddenness with which they can occur

•
governmental or other restrictions on our ability to produce, import, sell, price, or market our products, including advertising and promotion in either traditional or new media; regulatory compliance costs

•	business disruption, decline or costs related to organizational changes, reductions in workforce or other cost-cutting measures
•	lower returns or discount rates related to pension assets, interest rate fluctuations, inflation or deflation
•	fluctuations in the U.S. dollar against foreign currencies, especially the euro, British pound, Australian dollar, or Polish zloty
•
changes in consumer behavior or preferences and our ability to anticipate and respond to them, including societal attitudes or cultural trends that result in reduced consumption of our products; reduction of bar, restaurant, hotel or other on-premise business or travel

•	consumer shifts away from spirits or premium-priced spirits products; shifts to discount store purchases or other price-sensitive consumer behavior

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•	distribution and other route-to-consumer decisions or changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in implementation-related costs
•
effects of acquisitions, dispositions, joint ventures, business partnerships or investments, or portfolio strategies, including integration costs, disruption or other difficulties, or impairment in the recorded value of assets (e.g. receivables, inventory, fixed assets, goodwill, trademarks and other intangibles)

•
lower profits, due to factors such as fewer or less profitable used barrel sales, lower production volumes, decreased demand for products we sell, sales mix shift toward lower priced or lower margin SKUs, or cost increases in energy or raw materials, such as grain, agave, wood, glass, plastic, or closures

•
natural disasters, climate change, agricultural uncertainties, environmental or other catastrophes, our suppliers’ financial hardships or other factors that affect the availability, price, or quality of agave, grain, glass, energy, closures, plastic, water, wood, or finished goods

•	negative publicity related to our company, brands, marketing, personnel, operations, business performance or prospects
•	product counterfeiting, tampering, contamination, or recalls and resulting negative effects on our sales, brand equity, or corporate reputation
•
significant costs or other adverse developments stemming from class action, intellectual property, governmental, or other major litigation; or governmental investigations of beverage alcohol industry business, trade, or marketing practices by us, our importers, distributors, or retailers

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Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended October 31, 2010 and 2011
(Dollars in millions, except per share amounts)

	2010	2011	Change

Net sales	$905.7	$1,013.7	12%
Excise taxes	207.3	232.6	12%
Cost of sales	239.6	279.2	16%
Gross profit	458.8	501.9	9%
Advertising expenses	93.5	106.7	14%
Selling, general, and administrative expenses	132.9	146.8	10%
Amortization expense	1.3	1.3
Other (income) expense, net	(3.9)	0.8
Operating income	235.0	246.3	5%
Interest expense, net	6.1	7.1
Income before income taxes	228.9	239.2	5%
Income taxes	74.9	81.6
Net income	$154.0	$157.6	2%

Earnings per share:
Basic	$1.06	$1.10	4%
Diluted	$1.05	$1.09	4%

Gross margin	50.7%	49.5%
Operating margin	25.9%	24.3%

Effective tax rate	32.7%	34.1%

Cash dividends paid per common share	$0.30	$0.32

Shares (in thousands) used in the
calculation of earnings per share
Basic	145,649	143,209
Diluted	146,504	144,184

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Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Six Months Ended October 31, 2010 and 2011
(Dollars in millions, except per share amounts)

	2010	2011	Change

Net sales	$1,650.6	$1,854.0	12%
Excise taxes	382.8	435.1	14%
Cost of sales	430.2	496.7	15%
Gross profit	837.6	922.2	10%
Advertising expenses	169.8	197.5	16%
Selling, general, and administrative expenses	264.9	285.9	8%
Amortization expense	2.5	2.5
Other (income) expense, net	(7.3)	4.1
Operating income	407.7	432.2	6%
Interest expense, net	12.4	14.2
Income before income taxes	395.3	418.0	6%
Income taxes	129.9	142.4
Net income	$265.4	$275.6	4%

Earnings per share:
Basic	$1.81	$1.91	6%
Diluted	$1.80	$1.90	5%

Gross margin	50.7%	49.7%
Operating margin	24.7%	23.3%

Effective tax rate	32.9%	34.1%

Cash dividends paid per common share	$0.60	$0.64

Shares (in thousands) used in the
calculation of earnings per share
Basic	146,113	143,912
Diluted	146,948	144,919

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Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
 (Dollars in millions)

	April 30,	October 31,
	2010	2011
Assets:
Cash and cash equivalents	$567.1	$380.1
Accounts receivable, net	495.9	641.9
Inventories	646.7	694.5
Other current assets	266.1	229.1
Total current assets	1,975.8	1,945.6

Property, plant, and equipment, net	393.4	383.0
Goodwill	625.4	621.8
Other intangible assets	670.1	672.1
Other assets	47.4	51.1
Total assets	$3,712.1	$3,673.6

Liabilities:
Accounts payable and accrued expenses	$411.5	$453.3
Current portion of long-term debt	254.9	253.5
Other current liabilities	40.4	45.9
Total current liabilities	706.8	752.7

Long-term debt	504.5	504.2
Deferred income taxes	149.6	162.3
Accrued postretirement benefits	203.3	171.2
Other liabilities	87.5	77.0
Total liabilities	1,651.7	1,667.4

Stockholders’ equity	2,060.4	2,006.2

Total liabilities and stockholders’ equity	$3,712.1	$3,673.6

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Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Six Months Ended October 31, 2010 and 2011
(Dollars in millions)

	2010	2011

Cash provided by operating activities	$177.8	$155.5

Cash flows from investing activities:
Proceeds from sale of property, plant, and equipment	12.1	--
Additions to property, plant, and equipment	(15.1)	(18.8)
Acquisitions of brand names and trademarks	--	(7.2)
Other	(1.3)	(0.7)
Cash used for investing activities	(4.3)	(26.7)

Cash flows from financing activities:
Net (repayment) issuance of debt	(59.7)	1.1
Acquisition of treasury stock	(106.6)	(216.1)
Dividends paid	(87.9)	(92.4)
Other	3.0	2.8
Cash used for financing activities	(251.2)	(304.6)

Effect of exchange rate changes
on cash and cash equivalents	1.8	(11.2)

Net decrease in cash and cash equivalents	(75.9)	(187.0)

Cash and cash equivalents, beginning of period	231.6	567.1

Cash and cash equivalents, end of period	$155.7	$380.1

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Schedule A

Brown-Forman Corporation
Supplemental Information (Unaudited)

	Three Months Ended	Six Months Ended	Fiscal Year Ended
	October 31, 2011	October 31, 2011	April 30, 2011

Reported change in net sales	12%	12%	6%
Estimated net change in distributor inventories	(3%)	(1%)	-
Impact of Hopland-based wine business sale	1%	1%	-
Impact of foreign currencies	-	(3%)	(2%)

Underlying change in net sales	10%	9%	4%

Reported change in gross profit	9%	10%	7%
Estimated net change in distributor inventories	(4%)	(2%)	-
Impact of foreign currencies	2%	(2%)	(2%)
Impact of Hopland-based wine business sale	3%	2%	-

Underlying change in gross profit	10%	8%	5%

Reported change in advertising	14%	16%	5%
Impact of Hopland-based wine business sale	1%	1%	-
Impact of foreign currencies	-	(4%)	(1%)

Underlying change in advertising	15%	13%	4%

Reported change in SG&A	10%	8%	6%
Impact of foreign currencies	(1%)	(3%)	(1%)
Impact of Hopland-based wine business sale	1%	1%	(1%)
Dispute settlement	-	-	1%

Underlying change in SG&A	10%	6%	5%

Reported change in operating income	5%	6%	20%
Estimated net change in distributor inventories	(6%)	(5%)	(1%)
Impact of Hopland-based wine business sale	4%	5%	(7%)
Impact of foreign currencies	6%	2%	(3%)
Dispute settlement	-	-	(1%)
Impairment charge	-	-	(2%)

Underlying change in operating income	9%	8%	6%

Notes:

Estimated net change in distributor inventories – Refers to the estimated financial impact of changes in distributor inventories for the company’s brands.  Brown-Forman computes this effect using estimated depletion trends and separately identifying trade inventory changes in the variance analysis for key measures.  Based on the estimated depletions and the fluctuations in distributor inventory levels, the company then adjusts the percentage variances from prior to current periods for our key measures.  Brown-Forman believes it is important to make this adjustment in order for management and investors to understand the results of the business without distortions that can arise from varying levels of distributor inventories.

Hopland-based wine business sale – Refers to the company’s April 2011 sale of its Hopland, California-based wine business to Viña Concha y Toro S.A. Included in this sale are the Fetzer winery, bottling facility, and vineyards, as well as the Fetzer brand and other Hopland, California-based wines, including Bonterra, Little Black Dress, Jekel, Five Rivers, Bel Arbor, Coldwater Creek, and Sanctuary. Also included in the sale is a facility in Paso Robles, California. We believe that excluding the gain on the sale and operating results from first half of fiscal 2012 versus the same period in fiscal 2011 provides helpful information in forecasting and planning the growth expectations of the company.

Foreign currencies – Refers to net gains and losses incurred by the company relating to sales and purchases in currencies other than the U.S. Dollar.  Brown-Forman uses the measure to understand the growth of the business on a constant dollar basis as fluctuations in exchange rates can distort the underlying growth of the business (both positively and negatively).  To neutralize the effect of foreign exchange fluctuations, the company has translated current year results at prior year rates.  While Brown-Forman recognizes that foreign exchange volatility is a reality for a global company, it routinely reviews its performance on a constant dollar basis.  The company believes this allows both management and investors to understand better Brown-Forman’s growth trends.

Dispute settlement – Refers to the favorable resolution of a dispute in an international market relating to the importation of our products.  Management believes that excluding this benefit provides helpful information in forecasting and planning the growth expectations of the company.

Impairment charge – Refers to a non-cash charge related to a trademark impairment of Don Eduardo in fiscal 2010, a low-volume, high-priced tequila brand.  Brown-Forman believes excluding this $11.6 million pre-tax non-cash charge allows for a better understanding of profit trends.

The company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the company’s reported GAAP results.

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Schedule B

Brown-Forman Corporation
Supplemental Information (Unaudited)
Six Months Ended October 31, 2011

	% Change vs. YTD FY2011
	Depletions4		Net Sales5
Brand	9-Liter	Equivalent Conversion6	Reported	Constant Currency
Jack Daniel’s Family	14%	14%	20%	16%
Jack Daniel’s Family of Whiskey Brands7	14%	14%	19%	16%
Jack Daniel’s RTD	15%	15%	25%	13%
el Jimador Family	11%	6%	6%	4%
el Jimador	4%	4%	1%	0%
New Mix RTD8	13%	13%	13%	12%
Finlandia Family	7%	3%	14%	9%
Finlandia	3%	3%	12%	7%
Finlandia RTD	NA	NA	NA	NA
Southern Comfort Family	(4%)	(4%)	(5%)	(7%)
Southern Comfort9	(4%)	(4%)	(5%)	(6%)
Southern Comfort RTD/RTP10	(2%)	(2%)	(2%)	(10%)
Hopland Wines11	(14%)	(14%)	(15%)	(16%)
Canadian Mist	(6%)	(6%)	(9%)	(9%)
Korbel Champagne	(4%)	(4%)	(3%)	(3%)
Super-Premium Other12	11%	11%	10%	9%
Rest of Brand Portfolio (excl. Discontinued Brands)	6%	6%	10%	7%
Total Active Brands	8%	5%	12%	9%
Note: Totals may differ due to rounding

4 Depletions are shipments direct to retail or from distributors to wholesale and retail customers, and are commonly regarded in the industry as an approximate measure of consumer demand
5 Net sales figures are shipment based
6 Equivalent conversion depletions represent the conversion of ready-to-drink (RTD) brands to similar drinks equivalent as the parent brand for various trademark families.  RTD volume is divided by 10.
7 Jack Daniel’s brand family excluding RTD line extensions
8 RTD brand produced with el Jimador tequila
9 Includes Southern Comfort, Southern Comfort Reserve, Southern Comfort Lime and Southern Comfort Fiery Pepper
10 Refers to all RTD and ready-to-pour (RTP) line extensions of Southern Comfort
11 Refers to wine brands sold to Viña Concha y Toro S.A. in April 2011
12 Includes Chambord liqueur and flavored vodka, Herradura, Sonoma-Cutrer, Tuaca, and Woodford Reserve

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Schedule B Continued
Brown-Forman Corporation
Supplemental Information (Unaudited)
Six Months Ended October 31, 2011

Additional Commentary:

•
Total active brands depletions were up high single digits and reported net sales increased low double digits during the second quarter of fiscal 2012.  Constant-currency net sales grew low double digits for the company’s active brands in the quarter.

•
For the Jack Daniel’s Family of Whiskey Brands, which includes Jack Daniel’s Tennessee Honey, fiscal 2012 first six-month depletion gains in the U.S., Germany, the UK, Mexico, France, Poland and Turkey outpaced declines in Australia.

•	International depletions for Jack Daniel’s Tennessee Whiskey grew double digits in the second quarter of fiscal 2012. U.S. depletions for the brand were up low single digits for the quarter.

•
Gentleman Jack  and Jack Daniel’s Single Barrel depletions and constant-currency net sales grew double digits, with double-digit growth in both the U.S. and international markets for the six-month period.

•
Jack Daniel’s RTDs registered double-digit growth in net sales on both a reported and constant-currency basis for the first half of fiscal 2012, as the brands continued to benefit from strong volumetric gains in Germany, U.K., Mexico, and Italy and further geographic expansion into other markets such as Japan, South Africa, Poland and Turkey.

•	Finlandia’s global depletions were up low-single digits in the second quarter as Russia and Poland returned to growth.

•
We believe Southern Comfort liqueur in the U.S. continued to be negatively affected by increased competition from flavored whiskeys, flavored vodkas, and spiced rums, particularly those consumed in the more traditional shot occasion.  The company continued to pursue a number of initiatives to reverse Southern Comfort’s trends, including a new consumer engagement plan, focus on flavored line extensions including Lime and Fiery Pepper, and RTD introductions in new international markets.

•	el Jimador’s depletions grew low-single digits for the first half of the year, as growth in the U.S. offset flat results in Mexico.

•	For the super-premium brands, first-half depletion growth was led by double-digit gains for Herradura, Woodford Reserve and Sonoma Cutrer.

•	The addition of the agency Appleton brands in Mexico accounted for the increase in the rest of the portfolio.

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